Exhibit 99.1

For Immediate Release

Citigroup Inc. (NYSE:  C)

November 4, 2007

CITI’s SUB-PRIME RELATED EXPOSURE IN SECURITIES AND BANKING

New York, NY — Citigroup Inc. (NYSE:  C) announced today significant declines since September 30, 2007 in the fair value of the approximately $55 billion in U.S. sub-prime related direct exposures in its Securities and Banking (S&B) business. Citi estimates that, at the present time, the reduction in revenues attributable to these declines ranges from approximately $8 billion to $11 billion (representing a decline of approximately $5 billion to $7 billion in net income on an after-tax basis).

These declines in the fair value of Citi’s sub-prime related direct exposures followed a series of rating agency downgrades of sub-prime U.S. mortgage related assets and other market developments, which occurred after the end of the third quarter.  The impact on Citi’s financial results for the fourth quarter from changes in the fair value of these exposures will depend on future market developments and could differ materially from the range above.

Citi also announced that, while significant uncertainty continues to prevail in financial markets, it expects, taking into account maintaining its current dividend level, that its capital ratios will return within the range of targeted levels by the end of the second quarter of 2008.  Accordingly, Citi has no plans to reduce its current dividend level.

The $55 billion in U.S. sub-prime direct exposure in S&B as of September 30, 2007 consisted of (a) approximately $11.7 billion of sub-prime related exposures in its lending and structuring business, and (b) approximately $43 billion of exposures in the most senior tranches (super senior tranches) of collateralized debt obligations which are collateralized by asset-backed securities (ABS CDOs).

Lending and Structuring Exposures

Citi’s approximately $11.7 billion of sub-prime related exposures in the lending and structuring business as of September 30, 2007 compares to approximately $13 billion of sub-prime related exposures in the lending and structuring business at the end of the second quarter and approximately $24 billion at the beginning of the year.(1)  The $11.7 billion of sub-prime related exposures includes approximately $2.7 billion of CDO warehouse inventory and unsold tranches of ABS CDOs, approximately $4.2 billion of actively managed sub-prime loans purchased for resale or securitization at a discount to par primarily in the last six months, and approximately $4.8 billion of financing transactions with customers secured by sub-prime collateral.(2)  These amounts represent fair value determined based on observable transactions and other market data.  Following the downgrades and market developments referred to above, the fair value of the CDO warehouse inventory and unsold tranches of ABS CDOs has declined significantly,

(1) In the third quarter, Citi recorded declines in the aggregate of approximately $1.0 billion on a revenue basis in the lending and structuring business, and to a much lesser extent the trading positions described in footnote 2, and declines of approximately $0.5 billion on a revenue basis on its super senior exposures (approximately $0.3 billion greater on a revenue basis than the losses reported in Citi’s October 15 earnings release).  Citi also recorded declines in the third quarter of approximately $0.3 billion on a revenue basis on collateralized loan obligations warehouse inventory unrelated to sub-prime exposures.

(2) S&B also has trading positions, both long and short, in U.S. sub-prime residential mortgage-backed securities (RMBS) and related products, including ABS CDOs, that are not included in these figures.  The exposure from these positions is actively managed and hedged, although the effectiveness of the hedging products used may vary with material changes in market conditions.  Since the end of the third quarter, such trading positions have not had material losses.

while the declines in the fair value of the other sub-prime related exposures in the lending and structuring business have not been significant.

ABS CDO Super Senior Exposures

Citi’s $43 billion in ABS CDO super senior exposures as of September 30, 2007 is backed primarily by sub-prime RMBS collateral. These exposures include approximately $25 billion in commercial paper principally secured by super senior tranches of high grade ABS CDOs and approximately $18 billion of super senior tranches of ABS CDOs, consisting of approximately $10 billion of high grade ABS CDOs, approximately $8 billion of mezzanine ABS CDOs and approximately $0.2 billion of ABS CDO-squared transactions.

Although the principal collateral underlying these super senior tranches is U.S. sub-prime RMBS, as noted above, these exposures represent the most senior tranches of the capital structure of the ABS CDOs.  These super senior tranches are not subject to valuation based on observable market transactions.  Accordingly, fair value of these super senior exposures is based on estimates about, among other things, future housing prices to predict estimated cash flows, which are then discounted to a present value. The rating agency downgrades and market developments referred to above have led to changes in the appropriate discount rates applicable to these super senior tranches, which have resulted in significant declines in the estimates of the fair value of S&B super senior exposures.

Other Information

The fair value of S&B sub-prime related exposures depends on market conditions and assumptions that are subject to change over time.  In addition, if sales of super senior tranches of ABS CDOs occur in the future, these sales might represent observable market transactions that could then be used to determine fair value of the S&B super senior exposures described above.  As a result, the fair value of these exposures at the end of the fourth quarter will depend on future market developments.

Citi has provided specific targets for its two primary capital ratios: the Tier 1 capital ratio and the ratio of tangible common equity to risk-weighted managed assets (TCE/RWMA ratio).  Those targets are 7.5% for Tier 1 and 6.5% for TCE/RWMA.  At September 30, 2007, Citi had a Tier 1 ratio of 7.3% and a TCE/RWMA ratio of 5.9%.

Citi is providing the above information in light of recent market developments. Citi’s quarterly report for the period ending September 30, 2007 will contain other information regarding S&B and Citi’s other businesses.

Citi expects that market conditions will continue to evolve, and that the fair value of Citi’s positions will frequently change.  Given these anticipated fluctuations, Citi does not intend to update the information provided in this release until it announces its fourth quarter 2007 earnings in January 2008.  Investors also should not expect Citi to provide information about the results of future quarters in advance of scheduled quarterly earnings announcement dates.

Certain statements in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in Citi’s filings with the Securities and Exchange Commission.